Exhibit 99.1

FOR IMMEDIATE RELEASE

ITG RELEASES FEBRUARY 2011 US TRADING VOLUMES

NEW YORK, March 8, 2011 — Investment Technology Group, Inc. (NYSE: ITG), a leading agency research broker and financial technology firm, today announced that February 2011 US trading volume was 3.6 billion shares and average daily volume (ADV) was 187 million shares.  This compares to 4.2 billion shares and ADV of 212 million shares in January 2011 and 3.3 billion shares and ADV of 174 million shares in February 2010.

There were 19 trading days in both February 2011 and February 2010 and 20 trading days in January 2011.

ITG US Trading Activity

February 2011

Total U.S. Shares	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volumes

February	19	3,554,459,687	187,076,826

Year-to-Date:	39	7,785,349,731	199,624,352

These statistics are preliminary and may be revised in subsequent updates and public filings.  Volume statistics are posted on the investor relations section of ITG’s website, www.itg.com, and are available via a downloadable spreadsheet file.

ABOUT ITG

Investment Technology Group, Inc., is an independent agency research broker that partners with asset managers globally to provide innovative solutions spanning the investment continuum. A leader in electronic trading since launching POSIT in 1987, ITG’s integrated approach now includes a range of products from portfolio management and pre-trade analysis to trade execution and post-trade evaluation. Asset managers rely on ITG’s independence, experience, and agility to help mitigate risk, improve performance and navigate increasingly complex markets.  The firm is headquartered in New York with offices in North America, Europe and the Asia Pacific region. For more information on ITG, please visit www.itg.com.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

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